Exhibit 99.2
9357 SPECTRUM CENTER BLVD SAN DIEGO, CA 92123 858.571.2121 • JACKINTHEBOX.COM

August 8, 2023

To: Mr. Brian Scott

Congratulations!  On behalf of Jack in the Box Inc. and its Brands (“Company”), I am pleased to confirm our offer of employment to you for the position of Executive Vice President, Chief Financial Officer (“CFO”), reporting to Darin Harris, Chief Executive Officer (“CEO”). It is anticipated your first day of work will be Monday, August 14, 2023.  This offer is contingent upon completion of a favorable background check and satisfactory completion of the Directors & Officers Questionnaire (“D&O Questionnaire”).

Orientation: You will be contacted to schedule your virtual new hire orientation during your first week.  Please Note: You will need to provide original documents to complete section 2 of the Form I9.

Hybrid Work Arrangement:
As agreed, your designation will be a hybrid work arrangement which requires that you may work remotely up to two days per week.  You must work in the office each Wednesday (“anchor” day) and up to 2 additional days of your choice that can change week to week based on business needs.
Base Compensation:
Your annual salary will be $625,000, paid on a bi-weekly basis equal to $24,038.47 per pay period.

Allowance:
You will receive a non-taxable annual technology allowance of $520, paid on a bi-weekly basis equal to $20 per pay period. This is intended to assist with the cost of using your personal cell phone, internet, or other device for business purposes.

Annual Incentive (Bonus):
Beginning with the Company’s fiscal year 2024 (starts October 2, 2023), you will be eligible to participate in the annual Performance Incentive Program for Jack in the Box executive officers with incentive payments based on attainment of Company performance targets for the fiscal year. The target annual incentive potential for the CFO position is 75% of base salary (up to a maximum of 200% of target), payable as a lump sum cash payment. To be eligible to receive payment, you must be employed at the time of payment which is generally early December.

Long-Term Incentive (LTI):
As CFO, you will be eligible to receive an annual long-term incentive award grant equal to an LTI value of $1,100,000 at grant, with the number of shares determined by reference to the 20-day average closing stock price of Jack in the Box common stock as of the grant date.  Grant awards may be made in the form of any combination of the following: (a) performance share units (PSUs) with vesting contingent on achievement of performance goals over a 3-fiscal year performance period, (b) restricted stock units (RSUs) that vest 33% per year over three years, and (c) stock options that vest equally over three years with a seven-year term. Fifty-percent of the after-tax net shares resulting from the vesting of RSUs and PSUs will be subject to a holding requirement until you meet your stock ownership requirement.

Annual long-term incentive stock grants typically occur in November or December each year and are subject to approval by the Company’s Board of Directors and/or Compensation Committee thereof (the “Board”) and the terms and provisions of the Jack in the Box Inc. Omnibus Incentive Plan and Award Agreements.

9357 SPECTRUM CENTER BLVD SAN DIEGO, CA 92123 858.571.2121 • JACKINTHEBOX.COM

Stock Ownership Guideline:
You will be subject to a stock ownership requirement equal to 3.0x your annual salary to be achieved within 5-years from your start date. You will be required to hold fifty-percent of the after-tax net shares resulting from the vesting of PSUs and RSUs until you meet your stock ownership requirement.

New Hire One-Time Cash Payments:
You will receive a one-time gross cash bonus of $400,000, less required tax withholding (the “Sign-On New Hire Bonus”).  This payment will be made in December 2023, subject to your continued employment with the Company.

In addition, you will receive a one-time gross cash bonus of $250,000, less required tax withholding, for repayment of your sign-on bonus with your current employer.  You will remain eligible to receive the gross cash bonus of $250,000 even in the event your current employer waives its repayment requirement.  This payment will be made in September 2023.

One-Time New Hire Equity Grant:
You will receive a one-time new hire grant consisting of a) restricted stock units (RSUs) and b) performance share units (PSUs), each equal to an LTI value of $500,000, with the number of shares determined by reference to the 20-day average closing stock price of Jack in the Box common stock as of the grant date.  The RSUs vest 33% per year over three years and PSUs will vest contingent on achievement of performance goals established for the 3-fiscal year performance period FY2023-FY2025.  Fifty-percent of the after-tax net shares resulting from the vesting of RSUs and PSUs will be subject to a holding requirement until you meet your stock ownership requirement.

The grant will be made effective on the second Monday following your start date, or the date following if the Monday is a Company holiday, subject to the terms and provisions of the Jack in the Box Inc. Omnibus Incentive Plan and Award Agreement.

Executive Employee Severance Program
You will be eligible to participate in the Jack in the Box Inc. Severance Plan for Executive Officers, as described in the Company’s Form 8-K filed March 4, 2020.

Change in Control Assurance (“CIC”)
You will be eligible to enter into the company’s Compensation and Benefits Assurance Agreement for Executives, which will provide for benefits in the event of a CIC for the Executive Vice President level at 2.5x multiple of salary/annual incentive and 30 months COBRA coverage.

Deferred Compensation Programs:
401(k) Plan - You will be eligible to participate in the Company’s 401(k) plan (the “Easy$aver Plus Plan”).  The 401(k) plan is a tax-qualified savings plan in which you can defer a portion of your pay (salary and annual incentive).  The Company will match 100% of your deferrals up to 4% of pay.  Deferrals in the 401(k) plan are subject to Internal Revenue Code (IRC) annual limits.

EDCP Plan - You will also be eligible to participate in the Executive Deferred Compensation Plan (EDCP) which is a non-qualified, pre-tax deferred compensation plan that allows for deferrals not subject to IRC limits.  This plan is subject to 409A and therefore you will be notified when you may elect to enroll in the EDCP.  At the end of each calendar year, you may receive an annual restoration matching contribution if your deferrals to the 401(k) (and related Company matching contributions) are limited due to tax code limits applicable to the 401(k) Plan.

9357 SPECTRUM CENTER BLVD SAN DIEGO, CA 92123 858.571.2121 • JACKINTHEBOX.COM

Health & Welfare Benefits:
You are eligible to participate in the Jack in the Box health plans which include medical, dental, and vision plans.  These plans are contributory on a pre-tax basis and provide several choices of coverage for you and your family.  You are eligible to enroll in health benefits upon hire and coverage will begin the first of the month following your hire date.  You may also elect to participate in other life and disability programs.

Vacation/Sick Program:
As part of the leadership team, you will not accrue vacation time; time off may be taken as needed and with consideration of the needs of the business.  You will accrue six days per year of sick time which may be carried over each year to a maximum of 60 days.

Note: All programs described in this offer letter are subject to the terms of provisions of the plans which are subject to change at the absolute discretion of the Company and are not guaranteed in any way.  To the extent the terms of any plan or policy differ from what is in this letter, the plan or policy will determine the right and the amount of any benefits.

Employment Conditions:
This offer is contingent upon our receipt and verification of various pre-employment screening elements including, but not limited to: educational record as you have stated on your application and/or resume; background check results; and references.  You will be notified once we have successfully completed all components of the pre-employment process.

Jack in the Box Inc. requires as a condition of employment that new employees agree to keep certain business information confidential, and also to submit most employment disputes to binding arbitration.  As part of your orientation, you will be required to sign our Confidentiality Agreement and Dispute Resolution Agreement.

You should also know that it is the policy of Jack in the Box Inc. that the employment relationship is one of “at will.”  This simply means that either party – you or the Company – may terminate the employment at any time, with or without cause.

Notice of Rights Pursuant to Section 7 of the Defend Trade Secrets Act (DTSA) – Notwithstanding any provisions in this agreement or company policy applicable to the unauthorized use or disclosure of trade secrets, you are hereby notified that, pursuant to Section 7of the DTSA, you cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law.  You also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

9357 SPECTRUM CENTER BLVD SAN DIEGO, CA 92123 858.571.2121 • JACKINTHEBOX.COM

Reporting to Governmental Agencies – Additionally, nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”).  You understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

Your signature below will be your acknowledgement that you have read, understood, and agree to the above information, including that you are an “at will” employee.  Please sign and return this copy within 48 hours to my attention at steve.piano@jackinthebox.com.

Additionally, your hiring is material, non-public information which must be kept in the strictest confidentiality in accordance with insider trading laws.  Upon your acceptance, we will work closely to coordinate the timing and public announcements of your hiring.

We look forward to you joining Jack in the Box Inc., congratulations!

Sincerely,

Steve Piano
SVP, Chief People Officer
Jack in the Box Inc.

Acknowledged by:
	Brian Scott	Date